Exhibit 99

NEWS RELEASE	CONTACT:	Marsha J. Akin
Investor Relations
(630) 773-3800
marsha_akin@ajg.com

ARTHUR J. GALLAGHER & CO. ANNOUNCES

FIRST QUARTER 2010 FINANCIAL RESULTS

ITASCA, IL, April 22, 2010 — Arthur J. Gallagher & Co. (NYSE: AJG) today reported its financial results for the quarter ended March 31, 2010. A printer-friendly format of this release and the supplemental quarterly data is available at www.ajg.com.

Quarter Ended March 31

							Diluted Net Earnings (Loss) Per Share
	Revenues			EBITDAC
Segment	1st Q 10	1st Q 09	Chg	1st Q 10	1st Q 09	Chg	1st Q 10	1st Q 09	Chg
	$ in millions			$ in millions
Continuing Operations

Brokerage	$303.5	$283.4	7%	$58.7	$50.0	17%	$0.22	$0.21	5%
Gains on brokerage book sales	0.9	6.1		0.9	6.1		0.01	0.04
Risk Management	110.5	112.2	-2%	18.6	17.5	6%	0.09	0.09	0%

Total Brokerage & Risk Management	414.9	401.7		78.2	73.6		0.32	0.34

Corporate	67.5	(0.6)		(3.2)	(2.7)		(0.04)	(0.05)

Total Continuing Operations	$482.4	$401.1		$75.0	$70.9		0.28	0.29

Discontinued Operations							—	(0.02)

Total Company							$0.28	$0.27

Other Information	1st Q 10	1st Q 09
Shares issued in acquisitions	521,000	3,650,000
Number of acquisitions closed	3	3
Annualized revenues acquired (in millions)	$5.6	$69.7
Book value per share at end of period	$8.85	$7.97
Corporate related borrowings at end of period (in millions)	$585.0	$622.0

This earnings release contains certain information not prepared in accordance with United States generally accepted accounting principles (GAAP). EBITDAC, a non-GAAP measure, represents earnings from continuing operations before interest, income taxes, depreciation, amortization and the change in estimated acquisition earnout payables. A reconciliation of EBITDAC to Gallagher’s earnings from continuing operations (which were $29.2 million and $28.3 million in first quarter 2010 and 2009, respectively) is included on page 7 of this earnings release. Gallagher believes the measure it has entitled EBITDAC provides meaningful information which may be helpful to investors in assessing certain aspects of its operating performance and financial condition that may not otherwise be apparent from the information Gallagher provides in accordance with GAAP. Gallagher’s industry peers provide similar supplemental non-GAAP information, although they may not use the same or comparable terminology and may not make identical adjustments. The non-GAAP information provided by Gallagher should be used in addition to, but not as a substitute for, the GAAP information provided. Certain reclassifications have been made to the amounts reported herein related to prior year amounts in order to conform them to the current year presentation.

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“Despite a continued soft insurance pricing market and the impact of the economic downturn, I am pleased that our operations held our adjusted EBITDAC margins in these trying times,” said J. Patrick Gallagher Jr., Chairman, President and CEO. “Our team did an excellent job of pursuing supplemental commissions and continued to hold the expense line - both of which helped offset declining organic revenues. I’m also encouraged by the increased M&A deal flow that we’re seeing, which we expect will contribute positively to our results later in the year and into 2011. In these difficult times, the Gallagher team is doing tremendous work to provide highly professional advice to our clients around the world.”

Brokerage Segment First Quarter Highlights

•	A computation of the organic commission, fee and supplemental commission revenues is as follows (in millions):

	1st Q 10	1st Q 09
Commissions	$204.2	$198.0
Fees	54.9	54.8
Supplemental commissions	27.9	15.7
Less commissions and fees from acquisitions	(17.2)	—
Less supplemental commissions from acquisitions	(6.1)	—
Timing items, net (1)	(1.3)	—
Levelized foreign currency	—	1.4

Organic commissions, fees and supplemental commissions	$262.4	$269.9

Organic commissions, fees and supplemental commissions decline	-2.8%

The components of contingent commissions that have been excluded from organic revenue computations are as follows:

	1st Q 10	1st Q 09
Total contingent commissions	$15.5	$13.8
Less contingent commissions from acquisitions	(1.3)	—

	$14.2	$13.8

(1)	Two timing items impact the above organic revenue computations. First, as disclosed in the fourth quarter 2009 earnings release, Gallagher recognized $5.9 million of supplemental commissions that would have otherwise been recognized in first quarter 2010. Second, more than offsetting the first item above, for certain 2010 supplemental commission arrangements, insurance carriers are now providing sufficient quarterly information to Gallagher resulting in the recognition of revenues on a quarterly basis. In first quarter 2010, Gallagher recognized $7.2 million of supplemental commissions that otherwise would have been recognized primarily in first quarter 2011 when the annual information would have been received from the carriers. Gallagher anticipates that these carriers will continue to provide information on a quarterly basis sufficient to allow it to recognize these revenues in a similar manner in future quarters. Accordingly, between these and all other carriers, Gallagher anticipates recognizing approximately $9.0 to $11.0 million of total supplemental commission revenues per quarter for the remaining three quarters of 2010 and each quarter of 2011, assuming the current market conditions continue in those future quarters.

•

First quarter compensation expense ratio was 0.1 pts lower than the same period in 2009. After eliminating the impact of book gains and supplemental commission timing, the decrease in the compensation expense ratio was 1.0 pts compared to the same period in 2009 and was due to decreased salary expense (excluding severance) of 1.5 pts partially offset by increased employee benefits of 0.3 pts and foreign currency translation of 0.3 pts.

•

First quarter operating expense ratio was 0.1 pts lower than the same period in 2009. After eliminating the impact of book gains and supplemental commission timing, the decrease in the operating expense ratio was 0.4 pts compared to the same period in 2009. All operating expense categories were generally consistent with the same period in 2009.

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Brokerage Segment First Quarter Highlights (continued)

•	Adjusted EBITDAC margin of 19.1% in first quarter 2010, an increase of 1.6 pts compared to the same period in 2009. Items impacting adjusted EBITDAC included the following (in millions):

	1st Q 10	1st Q 09
Earnings from continuing operations	$23.5	$24.1
Provision for income taxes	15.9	15.1
Depreciation	4.6	4.7
Amortization	13.7	12.2
Change in estimated acquisition earnout payables	1.9	—

Total EBITDAC	59.6	56.1

Gains realized from books of business sales	(0.9)	(6.1)
Net supplemental commission timing	(1.1)	—
Workforce related charges	0.4	—
Lease termination related charges	0.1	—
Levelized foreign currency	(0.2)	(0.3)

Adjusted EBITDAC	$57.9	$49.7

Adjusted EBITDAC growth	16.5%

Adjusted EBITDAC margin	19.1%	17.5%

•

First quarter effective tax rate was 40.4% in 2010 and 38.5% in the same period in 2009. The increase in the first quarter 2010 tax rate compared to the prior year quarter is primarily due to the resolution and/or the expiration of various statutes of limitations related to certain income tax matters in 2009.

Risk Management Segment First Quarter Highlights

•

Revenue declined 1.5% in the quarter. Organic fee revenues in the quarter declined 4.5% compared to the same period in 2009. Items impacting organic fee revenue computations included the following (in millions):

	1st Q 10	1st Q 09
Fees as reported	$110.1	$111.8
Levelized foreign currency	—	3.5

Organic fees	$110.1	$115.3

Organic fees decline	-4.5%

•

First quarter compensation expense ratio was 0.6 pts higher than the same period in 2009, primarily reflecting increased incentive compensation of 0.4 pts and increased employee benefits of 0.3 pts. The impact of reduced headcount was offset by the decline in organic revenues.

•

First quarter operating expense ratio was 1.8 pts lower than the same period in 2009, primarily reflecting decreased professional fees of 1.2 pts, decreased office expenses of 0.7 pts and decreased lease termination costs of 0.5 pts, partially offset by increased business insurance of 0.5 pts.

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Risk Management Segment First Quarter Highlights (continued)

•	Adjusted EBITDAC margin of 16.8% in first quarter 2010, a decrease of 0.2 pts compared to the same period in 2009. Items impacting adjusted EBITDAC included the following (in millions):

	1st Q 10	1st Q 09
Earnings from continuing operations	$9.2	$8.7
Provision for income taxes	6.2	5.6
Depreciation	3.0	3.0
Amortization	0.2	0.2

Total EBITDAC	18.6	17.5

Workforce related charges	—	0.3
Lease termination related charges	—	0.6
Levelized foreign currency	—	0.7

Adjusted EBITDAC	$18.6	$19.1

Adjusted EBITDAC decline	-2.6%

Adjusted EBITDAC margin	16.8%	17.0%

•

First quarter effective tax rate was 40.3% in 2010 and 39.2% in the same period in 2009. The increase in the first quarter 2010 tax rate compared to the prior year quarter is primarily due to the resolution and/or the expiration of various statutes of limitations related to certain income tax matters in 2009.

Corporate Segment First Quarter Highlights

The Corporate Segment reports the financial information related to Gallagher’s clean-energy ventures, its debt, and certain corporate and acquisition-related activities.

•

Clean-energy ventures - Gallagher incurred capital expenditures totaling $31.4 million to build eight commercial clean-coal production facilities, and placed each into service in December 2009 at several coal-fired power plants. These facilities apply certain chemicals and technologies to coal feedstock which, when mixed, reduce harmful emissions. In first quarter 2010, Gallagher sold portions of its ownership in six of these facilities, which reduced its net investment in the facilities to $22.3 million, and resulted in the recognition of a $4.8 million net pretax gain on the sales. During 2010, Gallagher intends to find additional co-investors for the remaining two facilities. Throughout 2010, Gallagher and its partners intend to seek to optimize the operations of the facilities and finalize necessary regulatory operating requirements. These facilities could potentially generate quarterly net earnings for Gallagher of $2.0 million to $3.0 million in 2010 while operating under temporary regulatory permits, and after receiving long-term operating permits and satisfying other operating conditions, potentially up to $10.0 million quarterly from 2011 through 2019, from a combination of pretax income and tax credits under Section 45 of the Internal Revenue Code (IRC Section 45).

For the first two months of 2010, Gallagher was required to consolidate the operating results of these facilities as a result of its majority ownership interest. Effective March 1, 2010, Gallagher sold a portion of its interests in six of these facilities, which thereby eliminated the requirement to consolidate these facilities. These facilities are now accounted for using equity method accounting. The revenues and cost of revenues related to consolidating these partnerships on Gallagher’s consolidated statement of earnings is shown on page 6 of this earnings release.

•

Debt - Gallagher has $550.0 million of long-term borrowing outstanding under two private placement debt agreements and maintains a $450.0 million unsecured line of credit which it draws upon from time to time for various corporate purposes. The line of credit expires on October 4, 2010 and Gallagher believes that it will not encounter any significant issues with the ability or willingness of the lenders to enter into a new credit facility. There were $35.0 million of borrowings outstanding under the line of credit at March 31, 2010.

•

Corporate, clean-energy and acquisition-related expenses - First quarter 2010 compensation expense includes corporate and clean-energy related salary and benefit expenses of $1.2 million and incentive compensation of $1.8 million mostly related to completing the ownership sales of certain clean-energy facilities discussed above. First quarter 2010 operating expense includes professional fees of $0.6 million related to the ownership sales of certain clean-energy facilities, expense and minority interest totaling $0.6 million related to royalty income, other corporate operating expenses of $1.0 million and external professional fees and other external due diligence costs of $1.5 million related to the previously announced acquisitions.

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Consolidated Company Income Taxes

Gallagher allocates the provision for income taxes to its Brokerage and Risk Management Segments as if those segments were preparing income tax provisions on a separate company basis. Gallagher historically has reported, and anticipates reporting for the foreseeable future, an effective tax rate of approximately 39% to 41% in both its Brokerage and Risk Management Segments. Gallagher’s consolidated effective tax rate for first quarter was 31.9% in 2010 and 34.9% in 2009. The decrease in the first quarter 2010 effective tax rate compared to the same period in 2009 was primarily the result of the impact of IRC Section 45 tax credits that are expected to be generated throughout 2010. Gallagher’s first quarter 2009 tax rate was lower than the statutory rate due to the resolution and/or the expiration of various statutes of limitations related to certain income tax matters in 2009.

Gallagher will host a webcast conference call on Friday, April 23, 2010 at 8:00 a.m. ET/7:00 a.m. CT to discuss its financial results for the quarter ended March 31, 2010. To listen to the call, please go to www.ajg.com. The call will be available for replay at such website for not less than 90 days.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in 15 countries and does business in more than 100 countries around the world through a network of correspondent brokers and consultants.

Information Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not limited to, statements regarding future income and tax credits generated by Gallagher’s clean-energy facilities, Gallagher’s ability to enter into a new credit facility when its current unsecured line of credit expires and statements regarding anticipated future results or performance of any segment or the Company as a whole. When used in this press release, the words “anticipates,” “believes,” “should,” “could,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions, are intended to identify forward-looking statements.

Forward-looking statements are based on Gallagher’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Gallagher’s actual results may differ materially from those contemplated by the forward-looking statements. Readers are therefore cautioned against relying on any of the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the following: changes in worldwide and national economic conditions; changes in premium rates and in insurance markets generally; changes in the insurance brokerage industry’s competitive landscape; Gallagher’s inability to enter into a new credit facility when its current unsecured line of credit expires; changes in Gallagher’s accounting estimates and assumptions; significant uncertainties related to Gallagher’s IRC Section 45 investments, including receipt by Gallagher’s utility partners of long-term permits; other regulatory uncertainties such as potential IRS challenges to Gallagher’s ability to claim tax credits under IRC Section 45; uncertainties surrounding utilities’ future use of coal to generate electricity; operational risks at Gallagher’s IRC Section 45 facilities; business risks relating to Gallagher’s co-investors and partners; intellectual property risks; environmental risks; and the other factors that are described in Item 1A, “Risk Factors”, of Gallagher’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Any forward-looking statement made by Gallagher in this press release speaks only as of the date on which it is made. Except as required by applicable law, Gallagher does not undertake to update the information included herein or the corresponding earnings release posted on Gallagher’s website.

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Arthur J. Gallagher & Co.

Segment Statement of Earnings

(Unaudited - in millions except per share and workforce data)

	1st Q Ended Mar 31, 2010	1st Q Ended Mar 31, 2009
BROKERAGE SEGMENT

Commissions	$204.2	$198.0
Fees	54.9	54.8
Supplemental and contingent commissions (8)	43.4	29.5
Investment income	1.0	1.1
Gains realized on books of business sales	0.9	6.1

Revenues	304.4	289.5

Compensation	191.5	182.3
Operating	53.3	51.1
Depreciation	4.6	4.7
Amortization	13.7	12.2
Change in estimated acquisition earnout payables	1.9	—

Expenses	265.0	250.3

Earnings from continuing operations before income taxes	39.4	39.2
Provision for income taxes	15.9	15.1

Earnings from continuing operations	$23.5	$24.1

Diluted earnings from continuing operations per share	$0.23	$0.25
Growth - revenues	5%	12%
Organic growth (decline) in commissions, fees and supplemental commissions (1)	-3%	-1%
Compensation expense ratio (4)	63%	63%
Operating expense ratio (5)	18%	18%
Pretax profit margin (6)	13%	14%
EBITDAC margin (3)	20%	19%
Effective tax rate	40%	39%
Workforce at end of period (includes acquisitions)	5,857	5,914

RISK MANAGEMENT SEGMENT

Fees	$110.1	$111.8
Investment income	0.4	0.4

Revenues	110.5	112.2

Compensation	67.7	68.1
Operating	24.2	26.6
Depreciation	3.0	3.0
Amortization	0.2	0.2

Expenses	95.1	97.9

Earnings from continuing operations before income taxes	15.4	14.3
Provision for income taxes	6.2	5.6

Earnings from continuing operations	$9.2	$8.7

Diluted earnings from continuing operations per share	$0.09	$0.09
Growth (decline) - revenues	-2%	-3%
Organic growth (decline) in fees (1)	-5%	1%
Compensation expense ratio (4)	61%	61%
Operating expense ratio (5)	22%	24%
Pretax profit margin (6)	14%	13%
EBITDAC margin (3)	17%	16%
Effective tax rate	40%	39%
Workforce at end of period	3,637	3,865

CORPORATE SEGMENT

Revenues from consolidated clean coal facilities	$62.6	$—
Royalty income from clean coal licenses	0.9	0.4
Income from unconsolidated clean coal facilities	(0.8)	—
Other net revenues (loss)	4.8	(1.0)

Revenues	67.5	(0.6)

Cost of revenues from consolidated clean coal facilities	64.0	—
Compensation	3.0	0.9
Operating	3.7	1.2
Interest	8.6	7.3
Depreciation	0.1	—

Expenses	79.4	9.4

Loss from continuing operations before income taxes	(11.9)	(10.0)
Benefit for income taxes	(8.4)	(5.5)

Loss from continuing operations	$(3.5)	$(4.5)

Diluted loss from continuing operations per share	$(0.04)	$(0.05)

See notes to first quarter 2010 earnings release and non-GAAP financial measures on page 8 of 8.

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Arthur J. Gallagher & Co.

Consolidated Statement of Earnings

(Unaudited - in millions except share, per share and workforce data)

	1st Q Ended Mar 31, 2010	1st Q Ended Mar 31, 2009
TOTAL COMPANY

Commissions	$204.2	$198.0
Fees	165.0	166.6
Supplemental and contingent commissions	43.4	29.5
Investment income	1.4	1.5
Gains realized on books of business sales	0.9	6.1
Revenues from clean coal activities	62.7	—
Other net revenues (loss) - Corporate	4.8	(0.6)

Revenues	482.4	401.1

Compensation	262.2	251.3
Operating	81.2	78.9
Cost of revenues from clean coal activities	64.0	—
Interest	8.6	7.3
Depreciation	7.7	7.7
Amortization	13.9	12.4
Change in estimated acquisition earnout payables	1.9	—

Expenses	439.5	357.6

Earnings from continuing operations before income taxes	42.9	43.5
Provision for income taxes	13.7	15.2

Earnings from continuing operations	29.2	28.3

Loss on discontinued operations, net of income taxes	—	(1.9)

Net earnings	$29.2	$26.4

Diluted earnings from continuing operations per share	$0.28	$0.29
Diluted loss on discontinued operations per share	—	(0.02)

Diluted net earnings per share	$0.28	$0.27

Dividends declared per share	$0.32	$0.32

Other Information
Basic weighted average shares outstanding (000s)	102,737	98,008
Diluted weighted average shares outstanding (000s)	102,936	98,084
Common shares repurchased (000s)	9	11
Annualized return on beginning stockholders’ equity (7)	13%	14%
Number of acquisitions closed	3	3
Workforce at end of period (includes acquisitions)	9,734	9,986

Arthur J. Gallagher & Co.

EBITDAC(2)

(Unaudited - in millions)

	1st Q Ended Mar 31, 2010	1st Q Ended Mar 31, 2009
BROKERAGE SEGMENT

Earnings from continuing operations	$23.5	$24.1
Provision for income taxes	15.9	15.1
Depreciation	4.6	4.7
Amortization	13.7	12.2
Change in estimated acquisition earnout payables	1.9	—

Brokerage EBITDAC	$59.6	$56.1

RISK MANAGEMENT SEGMENT

Earnings from continuing operations	$9.2	$8.7
Provision for income taxes	6.2	5.6
Depreciation	3.0	3.0
Amortization	0.2	0.2

Risk Management EBITDAC	$18.6	$17.5

CORPORATE SEGMENT

Loss from continuing operations	$(3.5)	$(4.5)
Benefit for income taxes	(8.4)	(5.5)
Interest	8.6	7.3
Depreciation	0.1	—

Corporate EBITDAC	$(3.2)	$(2.7)

TOTAL COMPANY

Net earnings	$29.2	$26.4
Loss on discontinued operations, net of income taxes	—	1.9

Earnings from continuing operations	29.2	28.3
Provision for income taxes	13.7	15.2

Earnings from continuing operations before income taxes	42.9	43.5
Interest	8.6	7.3
Depreciation	7.7	7.7
Amortization	13.9	12.4
Change in estimated acquisition earnout payables	1.9	—

Total Company EBITDAC	$75.0	$70.9

See notes to first quarter 2010 earnings release and non-GAAP financial measures on page 8 of 8.

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Arthur J. Gallagher & Co.

Consolidated Balance Sheet

(Unaudited - in millions except per share data)

	Mar 31, 2010	Dec 31, 2009
Cash and cash equivalents	$227.1	$205.9
Restricted cash	506.0	522.6
Premiums and fees receivable	665.5	693.7
Other current assets	123.3	117.8

Total current assets	1,521.9	1,540.0

Fixed assets - net	79.5	80.7
Deferred income taxes	264.7	271.1
Other noncurrent assets	182.6	177.8
Goodwill - net	752.3	742.3
Amortizable intangible assets - net	431.1	438.4

Total assets	$3,232.1	$3,250.3

Premiums payable to insurance and reinsurance companies	$1,142.0	$1,166.5
Accrued compensation and other accrued liabilities	156.2	214.7
Unearned fees	45.7	41.5
Other current liabilities	41.6	51.7
Corporate related borrowings - current	35.0	—

Total current liabilities	1,420.5	1,474.4

Corporate related borrowings - noncurrent	550.0	550.0
Other noncurrent liabilities	344.9	333.0

Total liabilities	2,315.4	2,357.4

Stockholders’ equity:
Common stock - issued and outstanding	103.6	102.5
Capital in excess of par value	376.1	349.1
Retained earnings	446.2	450.3
Accumulated other comprehensive loss	(9.2)	(9.0)

Total stockholders’ equity	916.7	892.9

Total liabilities and stockholders’ equity	$3,232.1	$3,250.3

Other Information
Book value per share	$8.85	$8.71

Notes to First Quarter 2010 Earnings Release

Non-GAAP Financial Measures

This earnings release contains supplemental non-GAAP financial information within the meaning of Regulation G as promulgated by the SEC. Consistent with Regulation G, a description of such information is provided below and a reconciliation of certain of such items to U.S. generally accepted accounting principles (GAAP) is provided in this press release. Gallagher believes the items described below provide meaningful additional information, which may be helpful to investors in assessing certain aspects of Gallagher’s operating performance and financial condition that may not be otherwise apparent from GAAP. Industry peers provide similar supplemental information, although they may not use the same or comparable terminology and may not make identical adjustments. This non-GAAP information should be used in addition to, but not as a substitute for, the information presented in accordance with GAAP.

(1)	Organic growth in commission, fee and supplemental commission revenues excludes the first twelve months of net commission, fee and supplemental commission revenues generated from acquisitions accounted for as purchases and the net commission and fee revenues related to operations disposed of in each year presented. These commissions and fees are excluded from organic revenues in order to determine the revenue growth that is associated with the operations that were a part of Gallagher in both the current and prior year. In addition, organic growth excludes the impact of contingent commission revenues and foreign currency translation.

(2)	EBITDAC represents earnings from continuing operations before interest, income taxes, depreciation, amortization and change in estimated acquisition earnout payables.

(3)	Represents earnings from continuing operations before interest, income taxes, depreciation, amortization and change in estimated acquisition earnout payables (EBITDAC) divided by total revenues.

Other

(4)	Represents compensation expense divided by total revenues.

(5)	Represents operating expenses divided by total revenues.

(6)	Represents pretax earnings divided by total revenues.

(7)	Represents annualized year-to-date net earnings divided by total stockholders’ equity as of the beginning of the year.

(8)	Supplemental and contingent commission revenues recognized in 2009 and 2008 by quarter are as follows:

	Q1	Q2	Q3	Q4	Full Year
2009
Supplemental commissions	$15.7	$5.8	$4.5	$11.4	$37.4
Contingent commissions	13.8	6.0	5.8	2.0	27.6

Supplemental and contingent commissions	$29.5	$11.8	$10.3	$13.4	$65.0

2008
Supplemental commissions	$6.4	$3.3	$5.1	$5.6	$20.4
Contingent commissions	11.5	5.0	7.2	1.6	25.3

Supplemental and contingent commissions	$17.9	$8.3	$12.3	$7.2	$45.7

(9)	Investment related assets and funding commitments are as follows:

	March 31, 2010		December 31, 2009 Assets
	Assets	Funding Commitments
Clean-coal related ventures	$22.3	$—	$29.8
Biomass energy venture	8.5	—	8.5
Venture capital funds and other	7.4	0.8	7.4

Total	$38.2	$0.8	$45.7

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